[LETTERHEAD OF PATRUSKY, MINTZ & SEMEL]

Securities and Exchange Commission
Washington, DC 20549


Gentlemen:

We were previously principal accountants for Egan Systems, Inc. and on March 5, 2002, we reported on the consolidated financial statements of Egan Systems, Inc and Subsidiary ("Egan") as of and for the two years ended December 31, 2001. On March 19, 2003 we were dismissed as principal accountants of Egan. We have read Egan's statements under Item 4 of its Form 8-K for March 19, 2003, and we agree with such statements.


Very truly yours,

Patrusky, Mintz & Semel
New York, NY
March 21, 2003